                                                                   Exhibit 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION
                                       OF
                            DRUGABUSE SCIENCES, INC.





                  Stanley A. Kaplan, Ph.D. and Jeffrey P. Higgins certify that:

                  They are the duly elected and acting President and Secretary,

respectively, of DrugAbuse Sciences, Inc., a California corporation (the

"Corporation").

                  The Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as set forth on EXHIBIT A attached hereto.

                  The attached Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of this Corporation.

                  The attached Amended and Restated Articles of Incorporation have been duly approved by the required vote of the outstanding shares of Common

Stock and Preferred Stock entitled to vote in accordance with the Articles of

Incorporation of this Corporation and Sections 902 and 903 of the California

Corporations Code. The total number of shares of Common Stock entitled to vote with respect to the attached Amended and Restated Articles of Incorporation was

13,005,218 shares of Common Stock and the total number of shares of Preferred

Stock entitled to vote with respect to the attached Amended and Restated

Articles of Incorporation was 13,678,970 shares of Preferred Stock; 187,778 shares of which were Series A Preferred Stock (which are convertible into

2,253,336 shares of Common Stock), 7,896,418 shares of which were Series B

Preferred Stock and 5,594,774 shares of which were Series C Preferred Stock. The number of shares of Common Stock and Preferred Stock voting in favor of the

Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock; a majority of the

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outstanding shares of Series A Preferred Stock, Series B Preferred Stock and

Series C Preferred Stock, voting together as a single class; and a majority of the outstanding shares of Common Stock, Series A Preferred Stock, Series B

Preferred Stock and Series C Preferred Stock, voting together as a single class and on an as-converted basis.

                  The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

                  Executed at Menlo Park, California on _________ ___, 1999:

                              ----------------------------------------------
                              Stanley A. Kaplan, Ph.D., PRESIDENT


                              ----------------------------------------------
                              Jeffrey P. Higgins, SECRETARY

                                    EXHIBIT A

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                            DRUGABUSE SCIENCES, INC.



                                    ARTICLE I

              The name of this Corporation is DrugAbuse Sciences, Inc.


                                   ARTICLE II

                  The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                   ARTICLE III

                  The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares the Corporation shall have the authority to issue is 85,000,000 shares of Common Stock, $0.001 par value per share, and 44,178,970 shares of Preferred Stock, $0.001 par value per share. Preferred Stock may be issued from time to time in one or more series.

                  The first Series of Preferred Stock shall be designated "Series A Preferred" and shall consist of 187,778 shares, the second Series of Preferred Stock shall be designated "Series B Preferred" and shall consist of 7,896,418 shares, the third Series of Preferred Stock shall be designated "Series C Preferred" and shall consist of 5,594,774 shares, the fourth Series of Preferred Stock shall be designated "Series D Preferred" and shall consist of 30,500,000 shares.

                  The relative rights, preferences and restrictions granted to or imposed upon the authorized Series of the shares of Preferred Stock and the holders thereof are as follows:

                  1.       DIVIDENDS.

                  The holders of the shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of funds legally available therefore at a rate of eight percent (8%) of the Original Issue Price with respect to each Series of Preferred Stock. For purposes hereof, the Original Issue Price of the Series A Preferred shall be $2.66, the Original Issue Price of the Series B and Series C Preferred shall be $0.416, and the Original Issue Price of the Series D Preferred shall be $0.7944. No dividends or other distributions shall be made with respect to the Common Stock of this Corporation, other than dividends payable solely in Common Stock, unless dividends on the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred in an amount per share equal to those paid on the Common Stock (determined on an as-converted basis for the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred) shall have been paid or declared and set apart for payment. No right to dividends shall accrue to holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred unless declared by the Board of Directors.

                  Dividends, if paid or declared and set apart for payment, must be paid or declared and set apart for payment in full on Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred contemporaneously, or if less than full dividends are paid or declared and set apart for payment on the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred, the same percentage of dividends shall be paid or declared and set apart for payment on each such Series of Preferred Stock, based on the aggregate dividend preference of each such series.

                  2.       LIQUIDATION PREFERENCE.

                           (a) In the event of any liquidation, dissolution, or
winding up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and any other stock of the Company (other than the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred), by reason of their ownership of such stock, the amount of $2.66 per share for each share of Series A Preferred (the aggregate of such amount being the "Series A Preference") then held by them, the amount of $0.416 per share of Series B Preferred (the aggregate of such amount being the "Series B Preference") then held by them, the amount of $0.416 per share of Series C Preferred (the aggregate of such amount being the "Series C Preference"), and the amount of $0.7944 per share of Series D Preferred (the aggregate of such amount being the "Series D Preference") in each case adjusted for any stock splits or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on such shares. If the assets and funds of the Corporation available for distribution to the holders of the Series A Preferred, the holders of the Series B Preferred, the holders of the Series C Preferred and the holders of the Series D Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred, the holders of the Series B Preferred, the holders of the Series C Preferred and the holders of the Series D Preferred in proportion to the full amounts to which they would otherwise be respectively entitled.

                           (b) After payment has been made to the holders of
Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred of the full liquidation to which they shall be entitled as set forth in 1(a), the holders of the Common Stock and the holders of Preferred Stock (determined on an as-if-converted-to-Common-Stock basis) shall be entitled to receive distributions of the remaining assets of the Corporation until such time as the Series A Preferred has received an aggregate of $5.32 per share, the Series B and Series C Preferred has received an aggregate of $0.832 per share and the Series D Preferred has received an aggregate of $1.589 per share, thereafter any remaining proceeds shall be distributed to the holders of Common Stock.

                           (c) For purposes of this Section 2, the following
events shall be treated as a Liquidation: (i) a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or any other corporate reorganization, in which consolidation, merger or reorganization the shareholders of the Corporation own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization or any transaction or Series of related transactions to which the Corporation is a party in which in excess of 50% of the Corporation's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation, or (ii) a sale of all or substantially all of the assets of the Corporation.

                           (d) in any of such events, if the consideration
received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                                    (i) Securities not subject to investment
letter or other similar restrictions on free marketability covered by (ii) below:

                                             (1) If traded on a securities
exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                                             (2) If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                                             (3) If there is no active public
market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of a least a majority of the voting power of all then outstanding shares of Preferred Stock.

                                    (ii) The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                           (e) As authorized by Section 402.5(c) of the
California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchase by the Corporation of shares of Common Stock issued to or held by directors, officers, employees or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to an agreement providing for such repurchase right.

                  3.       VOTING RIGHTS.

                           (a) Except as otherwise required by law or by
Sections 3(b) and 6 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred held by each holder could be converted) be rounded to the nearest whole number.

                           (b) For so long 50% or more of the authorized shares
of Series A Preferred remains outstanding (as adjusted for stock splits, reverse stock splits or other similar event), one (1) director shall be elected by vote of the holders of the Series A Preferred, voting as a separate class. For so long as 50% or more of the authorized shares of Series B Preferred remains outstanding (as adjusted for stock splits, reverse stock splits or other similar events), one (1) director shall be elected by vote of the holders of the Series B Preferred, voting as a separate class. For so long as 46% or more of the authorized shares of Series D Preferred remains outstanding (as adjusted for stock splits, reverse stock splits or other similar events and assuming for purposes of this Section 3(b) only that all shares of Series D Preferred Stock issuable upon exchange of the outstanding capital stock of DrugAbuse Sciences, S.A.S., shall be deemed outstanding), two (2) directors shall be elected by vote of the holders of the Series D Preferred, voting as a separate class. One (1) director shall be elected by vote of the holders of the Common Stock, voting as a separate class, and any remaining directors shall be elected by vote of the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and the Common Stock, voting together as a single class. In the event of a vacancy in the office of any director elected by the holders of any class, a successor shall be elected to hold office for the unexpired term of such director by the holders of shares of such class given by written consent or at a special meeting of such shareholders duly called for that purpose.

                  4.       CONVERSION.

                  The holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall have conversion rights as follows (the "Conversion Rights"):

                           (a) RIGHT TO CONVERT. Each share of Series A
Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) $2.66, in the case of the Series A Preferred, $0.416, in the case of the Series B Preferred,
$0.416, in the case of the Series C Preferred, and $0.7944, in the case of the Series D Preferred by (y) the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") of shares of Series A Preferred shall initially be $0.2217 per share of Common Stock, of the Series B Preferred shall initially be $0.416 per share of Common Stock, of the Series C Preferred shall initially be $0.416 per share of Common Stock and of the Series D Preferred shall initially be $0.7944 per share of Common Stock.

                           (b) AUTOMATIC CONVERSION. Each share of Series A
Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an aggregate offering price of not less than $15,000,000 and at a public offering price (prior to underwriters' discounts and commissions) equal to or exceeding $1.75 per share of Common Stock (as adjusted for any stock dividends, combinations or splits) as a result of which such shares of Common Stock are traded in the Nasdaq National Market, New York Stock Exchange, American Stock Exchange or other equivalent national market (a "Qualifying IPO") or (ii) the written consent of holders of sixty-seven percent (67%) of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, voting together as a single class, in connection with a bona fide underwritten initial public offering of the Corporation's Common Stock which does not constitute a Qualifying IPO; or (iii) with respect to the Series A Preferred and Series B Preferred, the written consent of holders of at least two-thirds of the then outstanding shares of Series A Preferred and Series B Preferred, voting together as a separate series; with respect to the Series C Preferred, the written consent of holders of at least two-thirds of the then outstanding shares of Series C Preferred, voting together as a separate series; and with respect to the Series D Preferred, the written consent of holders of at least two-thirds of the then outstanding shares of Series D Preferred, voting as a separate series. In the event of the automatic conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred upon a public offering pursuant to (i) or (ii) of this paragraph, the person(s) entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred until immediately prior to the closing of such sale of securities.

                           (c) MECHANICS OF CONVERSION. No fractional shares of
Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering or the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The Corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

                           (d) ADJUSTMENTS TO CONVERSION PRICE.

                                    (i) SPECIAL DEFINITIONS. For purposes of
this Section 4(d), the following definitions shall apply:

                                        (1) "OPTIONS" shall mean rights,
options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                        (2) "ORIGINAL ISSUE DATE" shall
mean the date on which the first share of Series D Preferred was first issued.

                                        (3) "CONVERTIBLE SECURITIES" shall
mean any evidences of indebtedness, shares (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                                        (4) "ADDITIONAL SHARES OF COMMON
STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                                            (A) upon conversion of the
Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred authorized herein;

                                            (B) Common Stock issued to
officers, directors and employees of, and consultants to, the Corporation to be designated and approved by the Board of Directors;

                                            (C) as a dividend or
distribution on Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred or any event for which adjustment is made pursuant to Sections 4(e), (f), or (g) of this Article III;

                                            (D) in connection with
bona fide business acquisitions by the Corporation approved by the Board of Directors;

                                            (E) shares issued in
connection with a Corporate Partnering Transaction (as defined below), approved by the Board of Directors, or shares issued pursuant to any equipment leasing arrangement, approved by the Board of Directors;

                                            (F) upon exercise of the
warrants to purchase up to 10,822,405 shares of Common Stock, issued on March 28, 1997.

                                            (G) upon exercise of the
warrants to purchase up to 2,266,893 shares (as adjusted for stock splits and the like) of Series D Preferred Stock issued in connection with the Series D Preferred Stock financing.

                  For the purposes of subsection 4(d)(i)(4)(E) of this Article III, the term "Corporate Partnering Transaction" shall mean a transaction in which a corporate partner invests in the Corporation in conjunction with an agreement between the Corporation and such corporate partner providing for a license to develop and commercialize the Corporation's products, provided that such transaction is not primarily for equity financing purposes. To the extent that shares of Common Stock issued after the Original Issue Date pursuant to clause (B) above, in the aggregate, exceed 10% of the Common Stock of the Corporation calculated on an as-converted and fully diluted basis at the time of any such issuance, such shares shall constitute Additional Shares of Common Stock. To the extent that shares of Common Stock issued after the Original Issue Date pursuant to clauses (D) and (E) above, in the aggregate, exceed 10% of the Common Stock of the Corporation calculated on an as-converted and fully diluted basis at the time of any such issuance, such shares shall constitute Additional Shares of Common Stock.

                                    (ii) (1) ADJUSTMENT OF CONVERSION PRICE UPON
ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock (including, in each case, Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)), which Additional Shares of Common Stock are not issued pursuant to equity financings in which an aggregate of less than $4,000,000 has been raised for all such equity financings after the Original Issue Date (which issuances are covered by Section 4(d)(ii)(2) hereof), without consideration or for a consideration per share less than the Conversion Price in effect for the Series A, Series B, Series C or Series D Preferred, as respectively applicable, on the date of and immediately prior to such issue, then and in such event, the Conversion Price of the Series A, Series B, Series C or Series D Preferred, as respectively applicable, shall be reduced, concurrently with such issue, to a price equal to the Effective Price at which such Additional Shares of Common Stock were issued. The "Effective

Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing (x) the aggregate consideration received, or deemed to have been received by the Company for such issue under Section 4(d)(iii), for such Additional Shares of Common Stock, by (y) the total number of Additional Shares issued, or deemed to have been issued by the Company pursuant to
Section 4(d)(iii).

                                        (2) ADDITIONAL ADJUSTMENT OF
CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation shall issue Additional Shares of Common Stock in one or more equity financings in which less than an aggregate of $4,000,000 has been raised in all such equity financings after the Original Issue Date (including, in each case, Additional Shares of Common Stock deemed to be issued pursuant to
Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect for the Series A Preferred or Series B Preferred, Series C Preferred or Series D Preferred, as applicable, on the date of and immediately prior to such issue, then and in such event, the Conversion Price of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one one-hundredth of a cent) determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock outstanding immediately prior to such issue, plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, however, that in each such case, the Conversion Price shall not be so reduced at that time if the amount of such reduction would be an amount less than one cent ($0.01), but any such amount shall be carried forward and reduction with respect thereto made at the time of any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate to one cent ($0.01) or more.

                                  (iii) DEEMED ISSUANCE OF ADDITIONAL SHARES
OF COMMON STOCK.

                                        (1) OPTIONS AND CONVERTIBLE
SECURITIES. Except as otherwise provided in Section 4(d)(ii), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(iv) hereof) of such Additional Shares of Common Stock would be less than the Conversion

Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                                      (A) no further adjustment
in the Conversion Price of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                                      (B) if such Options or
Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                                      (C) upon the expiration of
any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                                      1. in the case of
Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                                      2. in the case of Options
for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                                      (D) no readjustment
pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred to an amount which exceeds the decrease in Conversion Price associated with the original adjustment.

                                                      (E) in the case of any
Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall be made until the expiration or exercise of all such Options.

                                    (iv) DETERMINATION OF CONSIDERATION. For
purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                             (1) CASH AND PROPERTY. Such
consideration shall:

                                                      (A) insofar as it consists
of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                                      (B) insofar as it
consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                                      (C) in the event
Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                                             (2) OPTIONS AND CONVERTIBLE
SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                    (v) the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                    (vi) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (e) ADJUSTMENTS FOR SUBDIVISIONS, STOCK DIVIDENDS,
COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event that the outstanding shares of Common Stock shall be subdivided or increased (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or the close of business on the record date for the


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

determination of holders of Common Stock entitled to receive such stock dividend, be proportionately decreased; provided, however, that if following the record date with respect to such stock dividend such dividend is not fully paid, the Conversion Price shall be recomputed accordingly based on the number of shares of Common Stock actually issued. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                           (f) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event
the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

                           (g) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND
SUBSTITUTION. If the Common Stock issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred immediately before that change.

                           (h) NO IMPAIRMENT. The Corporation will not, by
amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred against impairment.

                           (i) CERTIFICATE AS TO ADJUSTMENTS. Upon the
occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable.

                           (j) NOTICES OF RECORD DATE. In the event that this
Corporation shall propose at any time:

                                    (i) to declare any dividend or distribution
upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                                    (ii) to offer for subscription pro rata to
the holders of any class or Series of its stock any additional shares of stock of any class or Series or other rights;

                                    (iii) to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                                    (iv) to merge or consolidate with or into
any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred :

                                             (1) at least thirty (30) days'
prior written notice of the date on which a record shall be taken for any such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto); and

                                             (2) in the case of the matters
referred to in (iii) and (iv) above, at least thirty (30) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  Each such written notice shall be delivered personally or given by first-class airmail, postage prepaid, addressed to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred at the address for each such holder as shown on the books of this Corporation.


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

                  5. STATUS OF CONVERTED SHARES.

                  In case shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall be converted pursuant to Section 4 of this Article III, the shares so converted shall be canceled, retired and eliminated from the shares which the Corporation is authorized to issue.

                  6. PROTECTIVE PROVISIONS.

                  In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a sixty-six and 2/3 percent (66 2/3%) of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred and Series D Preferred Stock, voting together as a single class:

                           (a) amend, alter or repeal any provision of, or add
any provision to, this Corporation's Amended and Restated Articles of Incorporation or Bylaws of the Corporation if such action would adversely alter or change the preferences, rights or privileges of the Preferred Stock;

                           (b) authorize, designate, issue or obligate itself to
issue shares of any class of stock or any other security convertible into or exchangeable for shares of any class of stock having any preference on parity or senior to the rights, preferences and privileges of any Series of Preferred Stock or any increase in the authorized number or designated number of any such new class or series; or

                           (c) authorize a liquidation, dissolution, winding-up,
or a sale or transfer of all or substantially all of the assets of the Corporation or a merger or consolidation of the Corporation if, as a result of such merger or consolidation, the shareholders of the Corporation would own less than 50% of the voting securities of the surviving corporation.

                           (d) increase or decrease in the authorized number of
shares of Preferred Stock and Common Stock;

                           (e) take any steps in connection with any redemption,
repurchase, payment of dividends or other distributions with respect to Common Stock or other stock of the Corporation with rights, preferences or privileges junior to the Series Preferred (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer).

                           (f) take any steps in connection with any voluntary
dissolution or liquidation of the Corporation.

                           (g) take any steps in connection with any increase in
the authorized number of members of the Corporation's Board of Directors above nine (9).


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

                                   ARTICLE IV

                  1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                  2. INDEMNIFICATION OF CORPORATE AGENTS. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law.

                  3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment, repeal or modification.

                                      * * *


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